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                                                                                       EXHIBIT 11

                                    COMPUTATION OF PER SHARE EARNINGS
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                            ----------------------------------
                                                            1994           1993           1992
                                                            ----           ----           ----
INCOME:
  Income (loss) before provision for income taxes,
     extraordinary item and cumulative effect of change
     in accounting principle...........................  $    5,347     $    9,291     $   (6,902)
  Income tax provision (benefit).......................       2,348          3,459           (688)
                                                         ----------     ----------     ----------
  Income (loss) before extraordinary item and
     cumulative effect of change in accounting
     principle.........................................  $    2,999     $    5,832     $   (6,214)
  Extraordinary item...................................      (2,462)          (234)           (89)
  Cumulative effect of change in accounting
     principle.........................................          --          1,586             --
                                                         ----------     ----------     ----------
          Net income (loss)............................  $      537     $    7,184     $   (6,303)
                                                         ==========     ==========     ==========
SHARES:
  Weighted average number of common shares
     outstanding.......................................  17,691,971     17,616,901     17,609,463
  Common share equivalents from the assumed exercise of
     stock options(1)..................................       3,030        120,421             --
                                                         ----------     ----------     ----------
                                                         17,695,001     17,737,322     17,609,463
                                                         ==========     ==========     ==========
EARNINGS PER SHARE:
  Income (loss) before extraordinary item and change in
     accounting principle..............................  $      .17     $      .33     $     (.35)
  Extraordinary item...................................        (.14)          (.01)          (.01)
  Change in accounting principle.......................          --            .09             --
                                                         ----------     ----------     ----------
          Net income (loss)............................  $      .03     $      .41     $     (.36)
                                                         ==========     ==========     ==========

- ---------------

(1) Common share equivalents are computed by the "treasury stock" method. Share amounts represent the dilutive effect of outstanding stock options which have an option price below the closing market price for the period presented.

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